EXHIBIT 18


To the Board of Directors and Stockholders of The Bear Stearns Companies Inc.:

We have audited the consolidated statements of financial condition of The Bear Stearns Companies Inc. and subsidiaries (the "Company") as of November 30, 2006 and 2005, and related consolidated statements of income, cash flows and changes in stockholders' equity for each of the three years in the period ended November 30, 2006, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 12, 2007, which expresses an unqualified opinion. Note 1 to such consolidated financial statements contains a description of a change in accounting principle that results in presenting on a net basis the fair value of cash collateral amounts recognized in Payable to Customers with Financial Instruments Owned and Receivable from Customers with Financial Instruments Sold, But Not Yet Purchased. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP

New York, New York
February 12, 2007